                                                                     EXHIBIT 3.3
                          SECOND AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                         FRONTIERVISION PARTNERS, L.P.


          THIS AGREEMENT MADE as of the 1st day of October, 1999, by and among ADELPHIA GP HOLDINGS, LLC, a Delaware limited liability company, as the general partner (the "General Partner" or "Holdings") and ACC OPERATIONS, INC., a Delaware corporation, as the limited partner (the "Limited Partner" or "Operations"). The General Partner and the Limited Partner are sometimes collectively referred to as the "Partners".

                                  WITNESSETH:
                                  ----------

          WHEREAS, the Partnership was formed on April 17, 1995; and

          WHEREAS, on the date hereof, Holdings became the sole general partner of the Partnership and Operations became the sole limited partner of the Partnership through the completion of a series of transactions pursuant to, and in connection with, the Purchase Agreement dated as of February 22, 1999, as amended, by and among the Partnership, FVP GP, L.P. and certain direct and indirect limited partners of the Partnership and Adelphia Communications Corporation; and

          WHEREAS, the parties desire to amend and restate the First Amended and Restated Limited Partnership Agreement dated as of August 11, 1995 in order to reflect such direct and indirect transfers of partner interests in the Partnership.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound hereby, do covenant and agree to be bound by the terms of this Agreement.

                                1.  DEFINITIONS
                                    -----------

1.1 Definitions: As used herein the following terms shall have the following meanings:

          Affiliate(s) means any person who is in the Immediate Family of any
          ------------
          Partner, any person who is an officer, director and/or holder of 10% or more of the outstanding equity of any Partner or any person who, directly or indirectly, controls, is controlled by or is under common control with any Partner. Adelphia is an Affiliate of each of the Partners.

          Agreement means this Second Amended and Restated Limited Partnership
          ---------
          Agreement, as hereafter amended from time to time.

          Capital Account(s) means the individual account(s) maintained by the
          ------------------
          Partnership with respect to each Partner.

          Capital Contribution(s) means the amount of cash or the agreed value
          -----------------------
          of the property or services contributed by each Partner to the Partnership.

          CATV means community antenna television.
          ----

          CATV System means the CATV systems owned and operated by the
          -----------
          Partnership from time to time, including any expansions or extensions thereof.

          Certificate means the Limited Partnership Certificate filed by the
          -----------
          Partnership with the Department of State of the State of Delaware on April 17, 1995, as amended from time to time.

          Code means the Internal Revenue Code of 1986, as amended.
          ----

          General Partner(s) means Holdings and any person or entity who becomes
          ------------------
          an additional or successor General Partner pursuant to the terms of this Agreement.

          Holdings means Adelphia GP Holdings, LLC, a Delaware limited liability
          --------
          company.

          Immediate Family means the spouse, child, mother, father, sister,
          ----------------
          brother, niece or nephew (whether natural or adopted) of a specified person.

          Limited Partner means Operations and any other person who may become a
          ---------------
          Limited Partner pursuant to the terms hereof.

          Net Cash Flow means for any fiscal period the gross cash receipts of
          -------------
          the Partnership in connection with the operation and management of the business of the Partnership, including without limitation, cash receipts from (i) the operations of the CATV System; (ii) any refinancing of any indebtedness secured by Partnership assets, a sale of a portion but less than all or substantially all of the CATV System, or any similar transaction which in accordance with generally accepted accounting principles is treated as a capital transaction but which does not result in the dissolution of the Partnership pursuant to Article 9 hereof; and (iii) other sources and amounts which the General Partner determines are no longer reasonably necessary or appropriate to be maintained in reserves created pursuant to Section 4.3(N) hereof (but excluding Capital Contributions of Partners and proceeds of loans) less (1) the operating expenses of the Partnership in connection with the operation and management of the business (including but not limited to management fees and expenses, payments of interest on debt service,

          Partnership accounting, audit and legal expenses, but excluding expenses which are paid from Capital Contributions, borrowings and Partnership reserves); (2) such amounts as may reasonably be deemed necessary or appropriate by the General Partner to be maintained in reserves created pursuant to Section 4.3(N) hereof, or any other reserves, and sums that are contributed to such reserves by the Partnership; and (3) sums expended for acquisitions, repairs, replacements, maintenance and/or improvements or refinancing costs.

          Operations means ACC Operations, Inc., a Delaware corporation.
          ----------

          Partners means the General Partner and the Limited Partner
          --------
          collectively, and Partner shall mean any one of the Partners.
                            -------

          Partnership means FRONTIERVISION PARTNERS, L.P., the Delaware limited
          -----------
          partnership organized pursuant to this Agreement.

          Partnership Act means the Delaware Revised Uniform Limited Partnership
          ---------------
          Act, as amended from time to time.

          Partnership's Accountant means the firm of independent certified
          ------------------------
          public accountants retained by the Partnership pursuant to Section 8.3 hereof.

          Securities Act means the Securities Act of 1933, as amended.
          --------------

                              2.  THE PARTNERSHIP
                                  ---------------

2.1       Name. The name of the Partnership shall be FRONTIERVISION PARTNERS,
          ----
          L.P., provided, however, that the business of the Partnership may be
                --------  -------
          conducted under any other name designated by the General Partner. The General Partner shall have the authority to change the name of the Partnership from time to time.

2.2       Offices. The executive office of the Partnership shall be located at
          -------
          One North Main Street, Coudersport, Pennsylvania 16915. The Partnership shall maintain such other offices, including one or more business offices for the CATV System, as the General Partner shall determine.

2.3       Purposes. The purpose of the Partnership shall be to engage in the
          --------
          business of acquiring, owning, operating, developing, maintaining, promoting, selling and disposing of the CATV System and any other activity necessary, appropriate, desirable or incidental thereto.

2.4       Authority of the Partnership. In order to carry out its purposes, and
          ----------------------------
          not in limitation thereof, and as part of its business, the Partnership is empowered and authorized to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purposes, including, but not limited to, the following:

          (A) Acquire, operate, maintain, improve, extend, buy, own, sell, convey, assign, mortgage, pledge, hypothecate or otherwise encumber, refinance, rent or lease all or any portion of the CATV System, other real or tangible or intangible personal property or any interest therein;

          (B) Engage in any kind of activity, and engage in, perform and carry out contracts and agreements of any kind necessary to, in connection with, or incidental to, accomplishing the purposes of the Partnership.

          (C) Borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, guaranty, security interest, hypothecation or other lien;

          (D)  Maintain and operate the Partnership's assets;

          (E) Negotiate for and conclude agreements for the sale, exchange or other disposition of all or any part of the assets of the Partnership;

          (F) Hire and compensate employees, agents, independent contractors, attorneys and accountants; and

          (G)  Bring and defend actions in law or in equity.

2.5       Prohibited Activities.  The Partnership shall not:
          ---------------------

          (A) Commingle Partnership funds with the separate funds of the General Partner or its Affiliates or any other person, partnership or entity; or

          (B) Underwrite securities of any other person, other than securities of other persons controlled directly or indirectly by the Partnership.

2.6       Execution and Filing of the Amendment to the Certificate. To the
          --------------------------------------------------------
          extent required by law, whenever any additional parties are admitted as Partners, the General Partner shall, as soon as practicable, amend and record such changes in the Certificate, and the General Partner shall do, and continue to do, all other things as may be required or advisable to maintain the Partnership as a limited partnership existing pursuant to the laws of the State of Delaware and as provided herein.

2.7       Other Qualifications. The Partners agree that the Partnership shall
          --------------------
          exist under the laws of the State of Delaware and, to the extent that the business of the Partnership is conducted in any jurisdiction other than Delaware, under the laws of such other jurisdiction to the extent necessary or desirable to do business in such jurisdiction and/or promote the limitation of liability for the Limited Partners in such jurisdiction. Each Partner hereby authorizes the General Partner to execute on its behalf any document and to take any other action which may be necessary or desirable in order to permit the Partnership to do business (or facilitate the doing of business) in any such jurisdiction and secure the limitation of liability for the Limited Partners therein.

                           3.  CAPITAL CONTRIBUTIONS
                               ---------------------

3.1       Capital Accounts.
          ----------------

          (A) A separate Capital Account shall be maintained for each Partner and each Partner's Capital Account shall be credited with (1) the cash, the adjusted basis of property contributed by him to the Partnership (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) and the amount of any loans made by him to the Partnership which he has forgiven and (2) his distributive share of Partnership income (including income exempt from tax) and gain (or item thereof), and shall be debited with (a) the cash and the Partnership's adjusted basis of property distributed to him (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject), (b) his distributive share of Partnership loss and deduction (or item thereof) and (c) his distributive share of expenditures of the Partnership described in section 705(a)(2)(B) of the Code.

          (B) Except as otherwise specifically provided in this Agreement, a Partner's Capital Account shall be determined after giving effect to all allocations of items of income, gain, loss and deduction for transactions effected prior to the time as of which such determination is made, and to all distributions theretofore made for such year under Article 7 hereof. Any transferee of a Partnership interest shall have the same Capital Account as the Capital Account of the transferor immediately preceding such transfer except as such Capital Account may be adjusted pursuant to an election made by the General Partner under Section 8.6 hereof.

3.2       No Return of or Interest on Capital; No Partition. All Capital
          -------------------------------------------------
          Contributions shall be expended by the General Partner in furtherance of the business of the Partnership. Except as specifically provided in this Agreement, no Partner shall be entitled to withdraw any amount from his Capital Account, demand a return of any amount of his Capital Contribution or be paid interest on his Capital Contribution or his Capital Account. Each Partner waives his right to partition Partnership property.

3.3       Partnership Interests. Each Partner shall have and own an undivided
          ---------------------
          interest in the Partnership equal to its percentage interest in the Partnership. The percentage interests ("Percentage Interests") of the Partners in the Partnership are as follows:

               Holdings                          1%
               Operations                       99%

                 4.   MANAGEMENT OF THE PARTNERSHIP
                      ------------------------------

4.1       Rights and duties of Partners; Management Authority. The Limited
          ---------------------------------------------------
          Partner shall take no part in the control, management, direction or operation of the affairs of the Partnership and shall have no power to act for or bind the Partnership. At all times the sole control and management of the Partnership shall rest exclusively with the General Partner. No prior consent or approval of the Limited Partner shall be required in respect of any act or transaction to be taken by the General Partner or the Partnership unless otherwise provided in this Agreement.

4.2       Fiduciary Duties of General Partner. The General Partner shall have
          -----------------------------------
          fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

4.3       Power of the General Partner. The General Partner shall have the
          ----------------------------
          complete and exclusive right, power and authority to manage and control all of the business, affairs, assets and properties of the Partnership and is authorized and empowered to carry out and implement any and all of the purposes of the Partnership, subject to the terms of this Agreement. The General Partner shall be required to devote to the conduct of the business of the Partnership only such time and attention as it may from time to time deem necessary or desirable. Subject to any and all limitations expressly set forth in this Agreement, the General Partner is expressly authorized and directed on behalf of the Partnership to:

          (A) Expend the capital and revenues of the Partnership in furtherance of Partnership business;

          (B) Acquire and convey real property and tangible and intangible personal property and interests therein including, without limitation, leases, easements and rights of way and the sale and resultant leasing back of any such real and personal property;

          (C) Open, maintain and close bank accounts and to draw checks and other orders for the deposit and payment of money;

          (D) Incur indebtedness as may be necessary or appropriate in connection with the business of the Partnership, and to make, issue, accept, endorse and execute promissory notes, guaranty agreements, drafts, bills of exchange, loan agreements and other instruments and evidences of indebtedness, and to secure the payment thereof by mortgage, hypothecation, pledge or other assignment, or granting of security interests in all or any part of the properties then owned or thereafter acquired by the Partnership;

          (E) Grant replacements of any mortgage, encumbrance, pledge, hypothecation or other security device, obtain secondary or other financing, and prepay, in whole or in part, refinance, increase, modify, consolidate, or extend any loan or any mortgage, encumbrance, pledge, hypothecation or other security device given as security therefor;

          (F) Execute and deliver deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements and any and all other instruments necessary or incidental to the conduct of the business of the Partnership, including, without limitation, such instruments and documents as may be requested by any lending institution;

          (G) Make investments in interest-bearing and noninterest bearing bank deposits, money market funds, short-term commercial paper pending disbursement of the Partnership's funds, or make such investments in order to provide a source from which to meet Partnership contingencies;

          (H) Subject to Section 4.7 hereof, enter into agreements and contracts with third parties, terminate such agreements and institute, defend and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

          (I) Maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures;

          (J) Purchase, at the expense of the Partnership, liability, casualty, fire and such other insurance and bonds to protect the Partnership's properties and business and to protect the Partners as would normally be carried by an experienced and prudent entity in the business in which the Partnership is engaged;

          (K) Sell, lease, trade, exchange or otherwise dispose of all or any portion of the assets of the partnership;

          (L) Employ, at the expense of the Partnership, consultants, accountants, attorneys, brokers, engineers, escrow agents and other agents or employees and terminate such employment;

          (M) Determine the accounting methods and conventions to be used in the preparation of all tax returns and make such elections as it deems appropriate under the Code and tax laws of the states and other jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Partnership, or any other method or procedure related to the preparation of tax returns;

          (N) To the extent funds of the Partnership are sufficient therefor, the General Partner may maintain a reserve for operating expenses in such amount or amounts as may reasonably be deemed necessary by the General Partner for the proper conduct of the ongoing operation and business of the Partnership. In addition, to the extent of available funds, the General Partner may maintain a replacement reserve account in an amount deemed reasonable by the General Partner for the purpose of improvement and replacement of and additions to fixtures and equipment as well as capital improvements to the CATV System. To the extent it may deem necessary or advisable, the General Partner shall be entitled to spend funds deposited in the replacement reserve account, as well as any other funds of the Partnership, for the acquisition, repair, replacement, maintenance and/or improvement of the CATV System.

          (O) Prepare or cause to be prepared in conformity with good business practice all reports that are to be furnished to the Partners or that are required by taxing bodies or other governmental agencies, including the financial statements and reports referred to in Article 8 hereof; and

          (P) To enter into, make and perform such contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the business of the Partnership, and to do any act or to execute any document on behalf of the Partnership as the General partner, in its sole discretion, deems necessary, convenient, incidental or appropriate to the furtherance of the business of the Partnership.

4.4       Costs and Expenses. The Partnership shall pay all reasonable costs
          ------------------
          and expenses of the Partnership and shall reimburse the General Partner or anyone acting on behalf of the General Partner, including any Affiliate of the General Partner, for all reasonable out-of-pocket costs incurred in furtherance of the business of the Partnership.

4.5       Permitted Transactions. Any of the Partners and their Affiliates
          ----------------------
          may engage in or possess an interest in other business ventures of any nature and description, independently or with others, including limited partnerships or other business entities engaged in any and all aspects of the CATV industry, including, but not limited to, the acquisition, construction, ownership, operation and management of CATV systems, including businesses which are competitive with the

          Partnership's business. Neither the Partnership nor the Partners shall, by virtue of their interest in the Partnership, have any right in or to such other ventures including any opportunities developed by, or the income or profits derived from, such other ventures.

4.6       Partners and their Affiliates Dealing with Partnership. The fact
          ------------------------------------------------------
          that any Partner, including a General Partner or any Affiliate of a General Partner, or any officer or director of any of the foregoing, is employed by, or is directly or indirectly interested in or affiliated or connected with, an enterprise engaged by the Partnership to sell goods, render or perform services, including construction materials and services for the CATV System, or make loans to the Partnership shall not prohibit the General Partner from employing such enterprise or from otherwise dealing with it on behalf of the Partnership; provided, however, the General Partner or any of its
                       -----------------
          Affiliates may contract or otherwise deal with the Partnership for the provision of goods, services, loans or leases of real or personal property to the Partnership, only if the General Partner reasonably determines that the compensation paid or promised for such goods, services or loans is on terms at least as favorable to the Partnership as those available from unrelated parties for comparable goods, services or loans. The Partnership and any Partners as such shall not have any right in or to any income or profits derived from any such employment or other dealing by any such enterprise.

4.7       General Partner may be Limited Partners. The General Partner and
          ---------------------------------------
          its Affiliates may participate as a Limited Partner on the same terms and conditions as any other Limited Partner.

4.8       Holding of Property.  Property owned by the Partnership shall
          -------------------
          beheld in the name of the Partnership or in nominee name.


                     5.    EXCULPATION AND INDEMNIFICATION
                           -------------------------------

5.1       Exculpation.  No Partner, including the General Partner, shall be
          -----------
          liable to the Partnership or to any other Partner (other than the liability of the General Partner to Partners who are holding debt instruments of the Partnership) for losses or liabilities arising from any act performed or failure to act in the conduct of the affairs of the Partnership including the conduct of the affairs of the Partnership including the conduct of any employee or agent of the Partnership except in the event that such losses or liabilities arise from the willful misconduct, gross negligence or material breach of this Agreement by such Partner, employee or agent.

5.2       Indemnification of the General Partner.
          --------------------------------------


          (A) The Partnership shall indemnify and hold harmless the General Partner and each Partnership employee or agent, against any and all damages, losses, fines, costs and expenses (including attorney's fees and disbursements), resulting from or relating in any way to any claim or demand made or threatened, or any action, proceeding or investigation commenced or threatened, arising out of or in any way relating to any action taken or omitted to have been taken (or alleged to have been taken or omitted to have been taken) by such person in connection with the organization, business or other affairs of the Partnership (including any amounts paid or property transferred, and all costs and expenses, including attorney's fees and disbursements, incurred in connection with any settlement of any such claim, action, proceeding or investigation); provided, however that any
                                             -----------------
               such action of such person is not determined to constitute willful misconduct, gross negligence or a material breach of this Agreement with respect to the matter or matters as to which indemnity is sought.

          (B) For the purposes of section 5.2(A) hereof, the determination that the action or omission of any person constitutes willful misconduct, gross negligence or material breach of this Agreement shall be made by the court of competent jurisdiction or other body before which the relevant action, proceeding or investigation is pending. In the absence of a determination shall be made by independent legal counsel in a written legal opinion to the Partnership.

          (C) Costs and expenses incurred in defending or responding to any pending or threatened civil or criminal action, proceeding or investigation may be advanced by the Partnership to the person who is the subject thereof in advance of the final disposition of such action, proceeding or investigation, upon receipt of an undertaking by the person seeking such advance to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified pursuant to this Section 5.2.

5.3       Limited Liability of the Limited Partners. Except as
          -----------------------------------------
          otherwise provided in the Act and except as and to the extent expressly assumed by a Partner, a Limited Partner shall be bound by or personally liable for the liabilities or obligations of the Partnership beyond the amount of its Capital Contribution.

       6. RIGHTS, OBLIGATIONS AND REPRESENTATIONS OF LIMITED PARTNERS
          -----------------------------------------------------------


6.1       Liability of Limited Partners. Except in the case of a Limited
          -----------------------------
          Partner who is also a General Partner:

          (A) No Limited Partner shall have any personal liability with respect to the liabilities or obligations of the Partnership except to the extent that he expressly and voluntarily assumes in writing any obligations of the Partnership; and

          (B) No Limited Partner shall be personally liable or obligated, except as otherwise required by law, either (1) to pay to the Partnership, any other Partner or any creditor of the Partnership any deficiency in his Capital Account, or (2) to return to the Partnership or to pay any creditor or any other Partner the amount of any return of his Capital Contribution to him or other distribution made to him.

              7. ALLOCATIONS OF INCOME AND LOSS FROM OPERATIONS;
                -----------------------------------------------
                            CASH FLOW DISTRIBUTIONS
                            -----------------------

7.1       Allocation of Profits, Losses and Credits. All losses, profits
          -----------------------------------------
          and credits shall be allocated for purposes of Federal, state and municipal income taxes to the Partners in accordance with their Percentage Interests. The term "profits" and "losses" as used in this Article 7 shall mean taxable income and losses as determined for Federal income tax purposes using the accounting methods followed by the Partnership.

7.2       Distributions of Net Cash Flow. For all periods prior to
          ------------------------------
          dissolution and liquidation of the Partnership in accordance with Article 9 hereof, all Net Cash Flow shall be distributed according to the Percentage Interests of the Partners.

7.3       Timing and Amounts of Distributions from Net Cash Flow. Net Cash
          ------------------------------------------------------
          Flow for any fiscal year shall be distributed by the General Partner at such times and in such amounts as it shall determine in its sole discretion.

                       8.    ACCOUNTING AND TAX MATTERS
                             --------------------------

8.1       Books and Records. The General Partner shall keep, or cause to
          -----------------
          be kept, complete and accurate books of account of the Partnership's affairs. The books of account shall be kept on the cash receipts and disbursements method or the accrual method as the General Partner may elect. Said books of account, together with all correspondence, papers and other documents, shall be open for examination by any Partner at the executive office of the Partnership during reasonable business hours.

8.2       Fiscal Year. The fiscal year and the taxable year of the
          -----------
          Partnership shall end as of December 31 of each year; subject to the right of the General Partner to change the fiscal year and taxable year of the Partnership.

8.3       Partnership's Accountant. The Partnership's accountant and
          ------------------------
          regular independent auditors (the "Partnership Accountant") shall be selected or changed by the General Partners from time to time.

8.4       Tax Matters Partner. Holdings is hereby designated as the "Tax
          -------------------
          Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder, including, without limitation, the power to retain all attorneys and accountants of his choice. Such General Partner shall give notice to each other Partner of a Partnership audit. The designation made in this paragraph is hereby expressly consented to by each Partner as an express condition to becoming a Partner.

8.5       Federal Income Tax Elections. In the event of a distribution of
          ----------------------------
          property to a Partner or the transfer of an interest in the Partnership by sale, exchange or upon the death of a Partner, the General Partner may, in its discretion, cause the Partnership to file an election under Section 754 of the Code in accordance with the Regulations promulgated thereunder to adjust the basis of Partnership property in the manner provided in Sections 734 and 743 of the Code. All other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as in its reasonable judgment will be most advantageous to the Partners. The General Partner may, in its discretion, make an election under Section 754 of the Code and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from its making or failing to make such election. Upon request each of the Partners will supply the information necessary to give proper effect to any such election.

8.6       Deposit of Partnership Funds. All revenues, assessments, bank
          ----------------------------
          loan proceeds and other receipts will be deposited and maintained in such account or accounts and all expenses, costs and the like will be paid from such account or accounts by the General Partner for Partnership purposes. Partnership revenue and proceeds of borrowings by the Partnership will be maintained on deposit (including time deposits) in such account or accounts, with or without interest, or invested in short-term governmental securities, certificates of deposit, or commercial paper as the General Partner, in its reasonable discretion, deems advisable. Partnership funds on deposit shall be withdrawn on the signature or oral authorization of the General Partner or such other person or persons as the General Partner shall authorize. Any interest or other income generated by such deposits or investments will be for the Partnership's account. Partnership funds from any of the various sources mentioned above may not be commingled with the separate funds of the General Partner or its Affiliates or any other person, partnership or entity, and may be withdrawn, expended and distributed only as authorized by the terms and provisions of this Agreement.


                           9.  TERM AND DISSOLUTION
                               --------------------

9.1      Term. The term of the Partnership commenced on the date of the
         ----
         filing of the Certificate and shall continue until terminated pursuant to the provisions of this Agreement.

9.2      Dissolution. The Partnership shall be dissolved and shall
         -----------
         terminate and wind-up its affairs upon the first to occur of the following:

         (A) The determination by the General Partner that the Partnership should be dissolved;

         (B) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt, and the expiration of the period, if any, allowed by applicable law in which to appeal therefrom;

         (C) The resignation, removal, dissolution, adjudication of bankruptcy or incompetence or the death of a General Partner if (1) there is no remaining General Partner or
               (2) if a successor General Partner is not timely designated in accordance with Article 11 hereof;

         (D) The sale of the CATV System or otherwise of all or substantially all Partnership assets; or

         (E) Any other event which under applicable law results in the dissolution of the Partnership, unless the intent to dissolve upon the occurrence of such event is expressly negated by the provisions of this Agreement.

9.3       Obligation to Repay Negative Capital Accounts. Upon the dissolution of
          ---------------------------------------------
          the Partnership and liquidation of its assets pursuant to Section 9.4(A)(2), any General Partner who has a negative balance in his Capital Account shall be obligated to pay to the Partnership, in cash, an amount equal to such negative balance, which amount shall be applied and distributed as provided in Section 9.4 hereof; provided,
                                                                     --------
          however, that in no event shall the obligation of the General Partner
          -------
          under this Section 9.3 exceed the aggregate amount of $50,000. Notwithstanding the foregoing, upon the dissolution and liquidation of the Partnership, the General Partner will in all events contribute to the Partnership an amount equal to the lesser of (I) the deficit balance in their Capital Accounts; or (ii) the excess of 1.01 percent of the total Capital Contributions of the Limited

          Partners over the Capital Contributions previously contributed by the General Partner.

9.4       Gain, Loss, and Distribution on Liquidation. Upon the dissolution
          -------------------------------------------
          of the Partnership pursuant to Section 9.2, each of the following shall occur:

          (A) The General Partner, or in the event of the resignation, death, adjudication of insanity or bankruptcy of the last remaining General Partner such liquidating agents as may be appointed by a majority of the Partners, shall:

               (1) Cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of the termination or dissolution, and such statement shall be furnished to all Partners;

               (2) Liquidate the Partnership assets as promptly as possible in an orderly and businesslike manner so as not to involve undue detriment;

               (3) Proceed to collect from the Partners the amounts , if any, required to be paid pursuant to Section 9.3 hereof in respect of negative balances, if any, in their respective Capital Accounts; and

               (4)  Distribute the assets of the Partnership in accordance with
                    Section 9.4(D).

          (B) Any income or gain as determined for Federal income tax purposes realized by the Partnership upon the sale of the CATV System or all or substantially all of the Partnership assets (after crediting or charging thereto the appropriate portion of all net income, net losses and other items for the then current year, and all depreciation for such year), and after giving effect to all amounts distributed or to be distributed for such year from operations prior to the time of liquidation, shall be allocated to the Capital Accounts of the Partners in accordance with the allocation provisions of Section 7.1 hereof.

          (C) Any net loss incurred by the Partnership upon the sale or other disposition of assets upon termination or dissolution pursuant to this Section 9.4 shall be charged to the Capital Accounts of the Partners (after crediting or charging thereto the appropriate portion of all net income, net losses and other items and all depreciation for such year, and after giving effect to all distributions for such year) in accordance with the allocation provisions of Section 7.1 hereof.

          (D) In the case of the liquidation and dissolution of the Partnership, the proceeds from the sale or other disposition of the assets of the Partnership shall be applied and distributed as follows and in the following order of priority:

               (1) To the payment of the debt and liabilities of the Partnership; and

               (2) The remaining balance, if any, in accordance with the positive balances in the Partners' Capital Accounts.

                    10.  TRANSFERS OF PARTNERSHIP INTERESTS
                         ----------------------------------

10.1      Binding Effect and Benefit of this Agreement. This Agreement
          --------------------------------------------
          shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.2      Transfer of Partner's Interests in the Partnership. Except as
          --------------------------------------------------
          otherwise provided in this Agreement, the Partners shall have the right to transfer their interests in the Partnership as provided in the Act. No sale or other disposition of the interest of a Limited Partner shall be made except in accordance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities laws and regulations, as the same may be amended from time to time, and upon request of the General Partner, an opinion of counsel satisfactory to the General Partner to the effect that the transfer as proposed to be made will comply in all respects with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities laws and regulations. A Limited Partner who proposes to transfer any or all of its limited partnership interest in the Partnership shall be required to pay to the Partnership a sum sufficient to cover all reasonable expenses (including legal and accounting fees) in connection with the General Partner's consideration and processing of such proposed transfer. No transfer or assignment of a Limited Partner's interest in the Partnership may be made without the prior written consent of the General Partner, which consent, may be given or withheld in the sole discretion of the General Partner.

10.3      Substitution of a Limited Partner.
          ---------------------------------

          (A) No assignee (including, without limitation, any transferee, heir, legatee or purchaser) of all or any part of a Partnership interest of a Limited Partner shall be substituted as a Limited Partner without the prior written consent of he General Partner. The consent of the General Partner within its sole discretion and in no event shall such consent be given unless the assignee shall have:

               (1) Accepted and assumed, in form satisfactory to the General Partner, all the terms and provisions of this Agreement;

               (2) Provided, if requested by the General Partner, an opinion of counsel, in form and substance satisfactory to counsel for the Partnership, that neither the offering nor the assignment of the Partnership interest violates any registration provision of any Federal or State securities or comparable law;

               (3) Executed such other documents or instruments, or provided such other opinions of counsel, as the General Partner may require to effect the admission of such assignee as a substituted Limited Partner; and

               (4) Paid all legal, accounting, recording and other expenses as the Partnership may incur in connection with such substitution.

          (B) The term "Limited Partner" as used in this Agreement shall include the assignee of the whole or part of a Partnership interest of a Limited Partner only if such assignee shall have become a substituted Limited Partner in accordance with this Agreement.

          (C) The General Partner is authorized without requesting the consent of the Limited Partners in each case, to amend this Agreement and the Certificate to reflect the admission of any person complying with the aforesaid provisions of Section 10.3(A) and each Partner agrees to execute such amendment or authorizes the General Partner to executes such amendment on its/his behalf.

10.4      Amendment of Certificate. After a person has become an additional
          ------------------------
          or substituted Partner, the General Partner shall cause an amendment to the Certificate to be prepared and recorded promptly, and each Limited Partner agrees that his attorney-in-fact (appointed in accordance with Section 12.2 hereof) may execute such amendment on his behalf and each General Partner who may hereafter withdraw from the Partnership appoints any remaining or successor General Partner his attorney-in-fact and agrees that said attorney-in-fact may execute such amendment on his behalf. However, the Partnership shall recognize the substituted Partner by no later than ten days after the date on which such assignee satisfies the conditions of this Article 10, even if the amendment to the Certificate is filed subsequently.

      11.   WITHDRAWAL OF GENERAL PARTNER, SUCCESSOR GENERAL PARTNER
            --------------------------------------------------------

11.1      Removal or Bankruptcy of a General Partner. A General Partner may be
          ------------------------------------------
          removed by the action of two-thirds of the Percentage Interest of the other Partners in the Partnership only for specified conduct constituting gross negligence, willful misconduct and material breach of this Agreement and such action shall effectuate the removal of such General Partner until such time as a court of competent jurisdiction shall determine that such specified conduct did not constitute gross negligence, willful misconduct or material breach of this Agreement. A General Partner shall be automatically removed without action by the Partners in the event of his filing of a voluntary petition in bankruptcy, the filing of an involuntary petition in bankruptcy against him which is not withdrawn within 30 days of such filing or a final adjudication of bankruptcy against him. Notwithstanding the foregoing, no General Partner shall be removed until such General Partner shall have been indemnified by the Partnership regarding Partnership obligations arising after the effective date of his or its removal. However, the foregoing sentence of this Section shall not reduce the General Partner's liability for his willful misconduct, gross negligence or material breach of this Agreement.

11.2      Removal or Bankruptcy of Last Remaining General Partner. The
          -------------------------------------------------------
          removal, filing of a voluntary petition in bankruptcy, filing of an involuntary petition in bankruptcy which is not withdrawn within 30 days of such filing or a final adjudication of bankruptcy of the last remaining General Partner will cause the dissolution of the Partnership unless within 60 days of such event Adelphia Communications Corporation, or its designated Affiliate acceptable to a majority of the Limited Partners, agrees to become the successor General Partner. If Adelphia refuses to become or to designate an Affiliate to become the successor General Partner or, if at the time of the removal or final adjudication of bankruptcy of such General Partner, Adelphia is no longer an Affiliate of the General Partner, then a majority of the Limited Partners may elect a successor General Partner not later than 90 days after the expiration of the aforementioned 60 day period. A person or entity who becomes a successor General Partner pursuant to this Section 11.2, shall immediately upon such succession receive a one percent interest in all allocations and distributions of the Partnership otherwise allocable to the former General Partner and the Partnership interest of the former General Partner shall be reduced by said one percent interest transferred to the successor General Partner.

11.3      Purchase of Former General Partner's Interest. In the event of the
          ---------------------------------------------
          removal or withdrawal of a General Partner pursuant to Section 11.1 and the continuation of the Partnership under either the successor General Partner or any remaining General Partner and unless the former General partner and successor or remaining General Partner agree on the terms of a purchase of the former General Partner's interest by the successor or remaining General Partner, such successor or remaining General Partner, at his sole election, may request that a valuation of the former General Partner's interest at the time of withdrawal (which shall exclude the one percent interest transferred to the successor General Partner under Section 11.2) be made by two independent appraisers, one selected by the former General Partner (or his legal representative) and one selected by the successor General Partner. In the event such two appraisers are unable to agree on the valuation, they shall jointly appoint a third independent appraiser whose determination shall be final and binding. The former General Partner and the successor or remaining General Partner shall each forfeit their respective right to have an appraisal made by an appraiser selected by him if his appraiser shall fail to render such appraisal within 60 days after the successor General Partner is designated or, if a General Partner is remaining, within 60 days after the removal or final adjudication of bankruptcy of the former General Partner. The former General Partner and the successor or remaining General Partner shall each bear the fees of the appraiser he selects and they shall share equally the fees of the third appraiser, if any. The successor or remaining General Partner shall be entitled, at his sole election, to purchase all or any portion of the former General Partner's interest at 90% of the appraised valuation either agreed to by the first two appraisers or determined by the third appraiser, as the case may be. Unless the former General Partner and the successor or remaining General Partner otherwise agree, the purchase price shall be payable by the delivery of a nonrecourse promissory note (secured only by the Partnership interest so acquired) payable in five equal annual installments, subject to acceleration upon the liquidation of the Partnership, and bearing simple interest at the rate of 9% per annum. In the event that all of the former General Partner's interest is not sold or otherwise transferred to the successor or remaining General Partner, the former General Partner shall be treated as provided in Section 11.5 hereof. Notwithstanding the foregoing, any successor or last remaining General Partner must at all times maintain at least a 1% interest in all items of Partnership income, gain, loss, deduction and credit.

11.4      Continuation of the Partnership After Death, Incompetence or
          ------------------------------------------------------------
          Resignation of Last Remaining General Partner. Within 120 days
          ---------------------------------------------
          after the withdrawal by the last remaining General Partner because of his death, final adjudication of incompetence or resignation, the former General Partner (or his executor, administrator, conservator or other personal representative) shall designate as successor General Partner either Adelphia or an Affiliate of Adelphia (if at that time Adelphia is an Affiliate of the General Partner) or other person or entity who is approved by a majority of the Limited Partners. A person or entity who becomes a successor General Partner pursuant to this
          Section 11.4 shall immediately upon such succession receive a one percent interest in all allocations and distributions of the Partnership otherwise allocable to the former General Partner and the Partnership interest of the former General Partner shall be reduced by said one percent interest transferred to the successor General Partner. All or any portion of the remainder of the former General Partner's interest may be transferred to the successor General Partner on such terms as they shall agree and, if they fail to agree, then the interest of such former General Partner, at the sole election of the successor General Partner, may be appraised and sold to the successor General Partner in the manner described in Section 11.3. Any portion of such former General Partner's interest which is not transferred to the successor General Partner shall be treated as provided in Section
          11.5. The last remaining General Partner may resign from the Partnership only by designating as successor

          General Partner either Adelphia, an Affiliate of Adelphia or a person or entity who is approved by a majority of the Limited Partners prior to his resignation.

11.5      Status of Former General Partner. If any General Partner is
          --------------------------------
          removed pursuant to Section 11.1, or withdraws pursuant to Section 11.4, and does not sell or otherwise transfer all his Partnership interest to the successor or remaining General Partner, such former General Partner's interest shall be converted to a special class of limited partner interest with respect to that portion of Partnership interest retained by him and, as such, shall not have any right to participate in the management of the business of the Partnership, shall not be deemed a Limited Partner for purposes of any action requiring the approval of Limited Partners, shall not be entitled to vote on any Partnership matter and shall not be entitled to any amount or distribution allocable or payable to or among the Limited Partners. Such special limited partner shall be entitled to all allocations and distributions which would have been allocable or payable if such special limited partner had remained a General Partner, with respect to that portion of his Partnership interest not transferred to the successor General Partner pursuant to Section 11.2 or Section 11.4, as the case may be, or not sold pursuant to Section 11.3 or Section 11.4, as the case may be.

11.6      Additional General Partners. An additional General Partner may be
          ---------------------------
          designated by the General Partners at any time upon the consent of a majority of the Limited Partners upon and subject to execution of this Agreement as a party hereto and such other documents and instruments as may be necessary or appropriate to affect the admission of such person as a General Partner. Any such additional General Partner shall have all the rights and obligations of a General Partner, provided that the amount of his interest in the allocations and distributions of the Partnership shall be as agreed to among the General Partners and such additional General Partner.

                            12.  GENERAL PROVISIONS
                                 ------------------

12.1      Certificates, etc. At the expense of the Partnership, the General
          -----------------
          Partner shall promptly have prepared and executed all legally required fictitious name or other applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities and have arranged for the proper advertisement, publication and filing of record thereof.

12.2      Partners' Relationships Inter Se. Nothing herein contained shall
          --------------------------------
          be construed to constitute any Partner the agent of any other Partner, except as expressly provided herein, or in any manner to limit the Partners in the carrying on of their own respective business or activities.

12.3      Notices, etc. Except as otherwise expressly provided herein, all
          ------------
          notices which are required or contemplated by this Agreement shall be in writing. Delivery of such notices shall be deemed to be made when the same are either personally served upon the person entitled thereto or deposited in the mails, by certified or registered mail, with postage prepaid or delivered to the telegraph company, addressed to such person at his last known mailing address.

12.4      Integration and Amendments. This Agreement represents the entire
          --------------------------
          understanding of the parties with respect to the subject matter hereof. No termination, revocation, waiver, modification or amendment of this Agreement shall be binding unless in writing and approved by the General Partners and a majority of the Limited Partners; provided,
                                                                       --------
          however, that approval of the Limited Partners shall not be required
          -------
          in the case of any amendment or supplement made to this Agreement by the General Partners pursuant to this Section 12.4 of any other provision of this Agreement specifically authorizing such amendment or supplement to be made without the approval of such Partners; and, provided, further, that no amendment or supplement shall be made to
          -----------------
          this Agreement if such amendment or supplement would: (a) result in the loss of any Limited Partner's limited liability; (b) amend this
          Section 12.4, or (c) amend Articles 3, 7 and/or 9 of this Agreement, in each such case, in a manner which would have a materially adverse effect upon the Limited Partners, without the unanimous consent of such Partners. A Partner shall be deemed to have consented to any amendment or supplement hereto if he does not respond in writing to a written request for such approval, accompanied by the text of the proposed amendment or supplement, within 30 days after the date of mailing of the same to him by a General Partner. Notice of any amendment or supplement made to this Agreement shall be sent to all of the Partners. Notwithstanding the foregoing, the General Partner is specifically authorized, without being required to obtain the approval of the Limited Partners to enter into any amendment to this Agreement which it shall deem necessary or desirable in order to satisfy any requirements, conditions, guidelines or options contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other Federal, state or local governmental authority or agency, or to comply with any Federal, state or local law, rule or regulation of any judgment, decree, writ, injunction or order of any court, administrative agency , arbitrator or governmental authority or agency.

12.5      Interpretation. This Agreement shall be interpreted and construed
          --------------
          in accordance with the laws of the State of Delaware. As used in this Agreement, the masculine gender shall include the feminine or neuter gender, and the plural shall include the singular wherever appropriate. The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

12.6      Counterparts. The parties hereto may execute this Agreement in any
          ------------
          number of counterparts, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Partnership Agreement on the date and year first above written.


                                 GENERAL PARTNER:

                                 ADELPHIA GP HOLDINGS, LLC
                                 By:  ACC Operations, Inc., Sole Member


                                 By:/s/ Michael J. Rigas
                                    --------------------
                                    Name: Michael J. Rigas
                                    Title: Vice President


                                 LIMITED PARTNER:

                                 ACC OPERATIONS, INC.


                                 By: /s/Michael J. Rigas
                                     -------------------
                                    Name: Michael J. Rigas
                                    Title: Vice President